Exhibit 10.1
March 7, 2006
Mr. Kenneth Haber
178 97 Lake Road
Lakewood, OH 44107
Dear Ken:
I am pleased to offer you the position of Chief Financial Officer, reporting to me. You will be a member of our Executive Committee and responsible for the oversight, reporting, and management of all financial operations and activities of the Company. We have tremendous challenges ahead as we grow the business and set clear expectations and standards for our organization. I am excited about the contribution I know you will make to our performance.
The following confirms the terms of our offer:
1.	First year base salary of $325,000, with an annual salary and performance review in March each year thereafter starting in 2007. (Note: quotation of an annual rate of pay does not guarantee employment for any set period of time).

2.	Your start date will be March 7, 2006.

3.	You will participate in our key management short term incentive plan under which you will be eligible to receive an annual cash bonus. Under the program, the Compensation Committee in consultation with me awards bonuses based on individual performance and Company results. The target amount of your bonus is currently under review and will be communicated to you as soon as possible subject to the approval of the Board but will not be less than 60% of your base pay. Bonus payments will be determined based on the level of achievement of established performance goals. Your bonus will be paid in accordance with the Company’s practices for senior executives and is typically payable in the first quarter of each year.

4.	In addition to your salary and bonus, you will be eligible to participate in the Company’s long term incentive stock option plan, or its successor, which is currently under development. Subject to Board approval, you will receive an award commensurate with your level of responsibility in the Company as our CFO. Going forward, you will be eligible to participate on a schedule and on a level of participation consistent with your level of responsibility and annual performance and consistent with the plan(s) in place at that time.

5.	You will be eligible to participate in all of the Company’s other executive compensation plans, including any management incentive plans, life insurance plans, deferred compensation plans, supplemental retirement plans and equity plans, in which senior executives of the Company participate which have not been previously discussed in this offer letter.

6.	We will provide you with a car allowance in the amount of $1,500 per month. This allowance is intended to cover all costs, which include but are not limited to the purchase or lease price of a vehicle, insurance, registration, maintenance, taxes, etc. The allowance will be included in your paycheck on a bi-weekly basis. This plan is subject to further competitive analysis but it is our intention to treat you in a similar fashion to other similarly situated, senior executives.

7.	You are eligible for four (4) weeks of paid vacation and five (5) personal days of paid time off immediately.

8.	You are eligible for participation in the Company’s employee benefit and welfare plans, including the Company’s Profit Sharing and Retirement Savings Plan (and any other plans providing for retirement benefits), medical, dental, vision, hospitalization, life or disability insurance and flexible spending . Enclosed are the highlights of our benefit plans.

9.	We will pay for indoor parking for you at the Company’s headquarters.

10.	We will enter into an agreement relative to change of control with you within seven (7) days of your start date. The agreement will be in the form approved for all other similarly situated senior executives.

11.	Within thirty (30) days of your start date we will enter into an agreement relative to severance (one year base and bonus at target) in the event of (i) your termination without cause, or (ii) your departure from the company as a result of a material change in your reporting structure. This severance agreement will be for a term of one (1) year and may be renewed at the discretion of the Compensation Committee.
Please confirm your agreement to accept this position by returning one copy of this letter; you may retain one copy for your records. We look forward to your start date and to working with you.
Sincerely,
Joseph Scaminace
Chief Executive Officer
Agreed to this 14th day of March, 2006

/s/ Kenneth Haber Kenneth Haber